Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover St

Palo Alto, CA 94304

June 1, 2022

TD SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94583

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for TD SYNNEX Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to (a) $700,000,000 aggregate principal amount of 1.250% Senior Notes due 2024 (the “2024 Notes”), (b) $700,000,000 aggregate principal amount of 1.750% Senior Notes due 2026 (the “2026 Notes”), (c) $600,000,000 aggregate principal amount of 2.375% Senior Notes due 2028 (the “2028 Notes”) and (d) $500,000,000 aggregate principal amount of 2.650% Senior Notes due 2031 (the “2031 Notes” and, together, with the 2024 Notes, the 2026 Notes and the 2028 Notes, the “Notes”) to be issued by the Company. The Notes will be issued under an Indenture dated as of August 9, 2021 among the Company and Citibank, N.A., as trustee (the “Trustee”), as amended and supplemented, including by a first supplemental indenture dated as of August 9, 2021 between the Trustee and the Company relating to 2024 Notes, a second supplemental indenture dated as of August 9, 2021 between the Trustee and the Company relating to the 2026 Notes, a third supplemental indenture dated as of August 9, 2021 between the Trustee and the Company relating to the 2028 Notes and a fourth supplemental indenture dated as August 9, 2021 between the Trustee and the Company relating to the 2031 Notes (such Indenture, as so amended and supplemented, the “Indenture”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. In such review, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the genuineness of all signatures, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes have been executed, issued and delivered in accordance with the Indenture and the authorization thereof by the Board of Directors of the Company or a duly authorized committee of such Board or certain officers authorized by such Board or committee (such Board of Directors or committee or authorized officers being referred to herein as the “Board”), and as contemplated by the Registration Statement, the Notes will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms.

TD SYNNEX Corporation

June 1, 2022

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We have assumed that at or prior to the time of the issuance of the Notes (a) the Registration Statement, including any amendments thereto, will be effective under the Act, (b) the Board shall not have rescinded or otherwise modified its authorization of the Notes and (c) neither the issuance and delivery of, nor the performance of the Company’s obligations under, the Notes will require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of their respective properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of their respective properties, (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties or (iv) any applicable law (other than the General Corporation Law of the State of Delaware and the law of the State of New York in each case as in effect on the date hereof).

To the extent that the obligations of the Company under the Indenture may depend upon such matters, we assume for purposes of the opinions expressed herein that (i) the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) with respect to acting as a trustee under the Indenture, the Trustee is in compliance with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

TD SYNNEX Corporation

June 1, 2022

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP